news release

Contact Information:
Steve Berry	Erica Mannion
NeoMagic Corporation	Sapphire Investor Relations, LLC
Chief Financial Officer	Investor Relations
(408) 988-7020	(212) 766-1800

NEOMAGIC® CORPORATION REPORTS COMPLETION OF SALE OF
EMBEDDED DRAM PATENTS, NETS $9.5 MILLION

Santa Clara, Calif. - February 20, 2008 - NeoMagic Corporation (Nasdaq: NMGC), a leader and pioneer in developing and delivering low-power solutions for multimedia-rich mobile phones and handheld devices, announced today that it has completed the sale of selected patents and patent applications to Faust Communications Holdings, LLC for $12.5 million, providing net proceeds of $9.5 million after agency commissions. The patents and patent applications sold relate to certain of NeoMagic’s non-essential patents. NeoMagic has retained a worldwide, non-exclusive, royalty-free license to use the technology covered by these patents and patent applications for all of its current and future products.

“We are pleased to have closed this patent sale transaction. We believe the magnitude of the sale reflects the true value of the technology to the buyer,” stated Douglas Young, President and CEO of NeoMagic Corporation. “The proceeds provide us with the financial resources to propel NeoMagic toward our growth objectives and enable us to continue to bring exciting low-power, multimedia solutions to our customers,” concluded Young.

About NeoMagic
NeoMagic Corporation delivers semiconductor chips and software that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, T-DMB and DVB-H. For its complete system solution, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a broad patent portfolio that covers NeoMagic's proprietary array processing and other technology. Information on the Company may be found at www.neomagic.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including statements regarding the growth objectives of the Company and the ability of the Company to achieve those objectives with the net proceeds of the patent sale transaction with Faust Communications. These forward-looking statements reflect current expectations. However, actual events and results could differ materially based on a variety of factors, including but not limited to the ability of the Company to sell and deliver low-power, multimedia solutions to customers. Additional risks that could affect the Company’s future operating results are more fully described in the Company’s most recent annual report, its most recent quarterly report and other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov. NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the Company, except as may be required by law.

NeoMagic and the NeoMagic circle logo are registered trademarks, and MiMagic and NeoMobileTV are trademarks, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.